Exhibit 99.1        Press Release dated April 26, 2021

SIMPSON MANUFACTURING CO., INC. ANNOUNCES 2021 FIRST QUARTER FINANCIAL RESULTS

Pleasanton, CA – April 26, 2021

●	Net sales of $347.6 million increased 22.6% year-over-year
●	Gross margin of 46.7% increased from 45.7% in the prior year period
●	Income from operations of $68.4 million increased 38.6% year-over-year, operating margin of 19.7% increased from 17.4% in the prior year period
●	Diluted earnings per share of $1.16 increased 39.8% year-over-year
●	Updating full year 2021 financial guidance on improved revenue expectations

Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD), an industry leader in engineered structural connectors and building solutions, today announced its financial results for the first quarter of 2021. Refer to the “Segment and Product Group Information” table below for additional segment information (including information about the Company’s Asia/Pacific segment and Administrative and All Other segment).

All comparisons below (which are generally indicated by words such as “increased,” “decreased,” “remained,” or “compared to”), unless otherwise noted, are comparing the quarter ended March 31, 2021 with the quarter ended March 31, 2020.

2021 First Quarter Financial Highlights

•Consolidated net sales of $347.6 million increased 22.6% from $283.7 million.
◦North America net sales of $300.6 million increased 20.7% from $249.1 million due to higher sales volumes to the home center distribution channel, primarily due to the return of Lowe's in the second quarter of 2020 and increased repair and remodel activity, as well as from other distribution channels, which experienced an increase in new housing starts and repair and remodel activity. Canada's net sales also increased primarily due to higher sales volumes and were positively impacted by approximately $0.8 million in foreign currency translation.
◦Europe net sales of $44.3 million increased 35.3% from $32.7 million, primarily due to higher sales volumes and were positively affected by approximately $3.6 million in foreign currency translation related to Europe's currencies strengthening against the United States dollar.

•Consolidated gross profit of $162.3 million increased 25.2% from $129.7 million. Gross margin increased to 46.7% from 45.7%.
◦North America gross margin increased to 48.5% from 47.7%, primarily due to lower labor, factory, warehouse and freight costs, each as a percentage of net sales, partly offset by higher material costs as a percentage of net sales.
◦Europe gross margin increased to 34.4% from 32.7%, primarily due to lower factory, warehouse and shipping costs, partly offset by higher material costs, each as a percentage of net sales.

•Consolidated income from operations of $68.4 million increased 38.6% from $49.4 million. The increase was primarily due to the increase in consolidated gross profit, partly offset by higher operating expenses, including stock-based compensation expense resulting from favorable operating performance in the first quarter. Consolidated operating margin increased to 19.7% from 17.4%.
◦North America income from operations of $69.4 million increased from $53.6 million, primarily due to the increase in gross profit, partly offset by higher operating expenses, including stock-based compensation and depreciation expense.
◦Europe income from operations of $2.3 million increased from a $1.7 million loss from operations, primarily due to increased gross profit.

•The Company's effective income tax rate increased to 24.3% from 21.3%, primarily due to lower windfall tax credits on the vesting of restricted stock units during the first quarter of 2021 compared to 2020.

•Net income was $50.4 million, or $1.16 per diluted share of the Company's common stock, compared to net income of $36.8 million, or $0.83 per diluted share.

•Cash flow provided by operating activities increased approximately $5.8 million to $18.5 million from $12.7 million.

•Cash flow used in investing activities increased approximately $9.5 million to $15.7 million from $6.2 million. Capital expenditures were approximately $10.5 million compared to $6.8 million and the Company invested $5.3 million in a venture capital fund.

Management Commentary

“I am thrilled with our strong first quarter performance despite global macroeconomic turbulence stemming from the pandemic,” commented Karen Colonias, President and Chief Executive Officer of Simpson Manufacturing Co., Inc. “Our net sales grew 22.6% year-over-year to $347.6 million on significantly higher sales volume driven by ongoing momentum in the home center distribution channel where sales increased over 60% year-over-year due to higher activity in the repair and remodel space along with the return of Lowe’s as a home center customer in the second quarter of 2020. Our sales further benefited from solid U.S. housing starts and strong demand trends in Europe as we continued to meet our customers’ needs due to our solid inventory management practices amid broader supply chain shortages. Our gross margin expanded to 46.7% from 45.7% in the prior year quarter, which, when combined with our diligent expense management and reduced costs due to COVID-19, helped drive significant year-over-year increases in our income from operations to $68.4 million and our earnings per diluted share to $1.16.”

Mrs. Colonias continued, “We believe our business model will support our ability to successfully execute on our recently announced key growth initiatives which focus on expansion into the OEM, repair & remodel / do-it-yourself (“R&R/DIY”), mass timber, concrete and structural steel markets. We aspire to be a leader in engineered load-rated construction fastening solutions and believe that there is a broad product opportunity within the OEM, R&R/DIY and mass timber markets. In addition, we are working to be a stronger leader in customer-facing technology to help our customers run their businesses more efficiently. We currently have existing products, testing results, distribution and manufacturing capabilities for all of our growth initiatives which are currently in different stages of development.”

Mrs. Colonias concluded, “I’d like to thank all of our employees for their dedication to operational excellence, health and safety which has enabled our business to continue to operate during the pandemic from a position of strength. Our employees have been thoughtfully engaged with our leadership team as it pertains to our Company ambitions and growth initiatives to ensure a collaborative environment and to assist in the execution of our strategy. We are pleased to create opportunities to provide our customers with even more Simpson Strong-Tie structural solutions and technology as we execute against these initiatives and we look forward to capitalizing on our growth opportunities by leveraging our business model built on engineering, testing and innovation.”

Corporate Developments

•On March 19, 2021, the Company launched an upgraded Investor Relations website to enhance the user experience for all stakeholders.

•On March 22, 2021, the Company published an addendum to its inaugural Sustainability, Environmental and Social Responsibility Report from March 2020 as part of its ongoing commitment to sustainable business practices and environmental and social responsibility to its employees and stakeholders.

Business Outlook

On February 8, 2021, the Company provided a full-year outlook. The Company is updating its full year outlook, primarily reflecting one quarter of actual results, as well as improved visibility on the progression of pandemic-related restrictions and the impact of those restrictions on the Company’s operations. Based on business trends and conditions as of today, April 26, the Company's outlook for the full fiscal year ending December 31, 2021 is as follows:

•Operating margin is estimated to be in the range of 19.5% to 22.0%.

•The effective tax rate is estimated to be in the range of 25.0% to 26.0%, including both federal and state income tax rates.

•Capital expenditures are estimated to be in the range of $50 million to $55 million.

Conference Call Details

Investors, analysts and other interested parties are invited to join the Company’s first quarter of 2021 financial results conference call on Monday, April 26, 2021, at 5:00 pm Eastern Time (2:00 pm Pacific Time). To participate, callers may dial (877) 407-0792 (U.S. and Canada) or (201) 689-8263 (International) approximately 10 minutes prior to the start time. The call will be webcast simultaneously and can be accessed through http://public.viavid.com/index.php?id=144376 or a link on the Company’s website at ir.simpsonmfg.com. For those unable to participate during the live broadcast, a replay of the call will also be available beginning that same day at 8:00 p.m. Eastern Time until 11:59 p.m. Eastern Time on Monday, May 10, 2021, by dialing (844) 512–2921 (U.S. and Canada) or (412) 317–6671 (International) and entering the conference ID: 13718741. The webcast will remain posted on the Investor Relations section of the Company’s website for 90 days.

A copy of this earnings release will be available prior to the call, accessible through the Investor Relations section of the Company's website at ir.simpsonmfg.com.

About Simpson Manufacturing Co., Inc.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

Copies of Simpson Manufacturing's Annual Report to Stockholders and its proxy statements and other SEC filings, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are made available free of charge on the company's Web site on the same day they are filed with the SEC. To view these filings, visit the Investor Relations section of the Company's Web site.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 2 IE of the Securities Exchange Act of 1934, as amended. Forward-looking statements generally can be identified by words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "target," "continue," "predict," "project," "change," "result," "future," "will," "could," "can," "may," "likely," "potentially," or similar expressions that concern our strategy, plans, expectations or intentions. Forward-looking statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, business outlook, priorities, expectations and intentions, expectations for sales growth, comparable sales, earnings and performance, stockholder value, capital expenditures, cash flows, the housing market, the home improvement industry, demand for services, share repurchases, our strategic initiatives, including the impact of these initiatives on our strategic and operational plans and financial results, and any statement of an assumption underlying any of the foregoing and other statements that are not historical facts. Although we believe that the expectations, opinions, projections and comments reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and we can give no assurance that such statements will prove to be correct. Actual results may differ materially from those expressed or implied in such statements.

Forward-looking statements are subject to inherent uncertainties, risk and other factors that are difficult to predict and could cause our actual results to vary in material respects from what we have expressed or implied by these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those expressed in our forward-looking statements include the impact of COVID-19 on our operations and supply chain, and the operations of our customers, suppliers and business partners and those discussed under Part I – Item 1A. Risk Factors and Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report on Form 10-K, Part II – Other Information – Item 1.A and subsequent filings with the SEC. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk and other factors.

We caution that you should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise. Readers are urged to carefully review and consider the various disclosures made in our reports filed with the SEC that advise of the risks and factors that may affect our business, results of operations and financial condition.

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Statements of Operations
(In thousands, except per share data)

	Three Months Ended March 31,
(Amounts in thousands, except per share data)	2021	2020
Net sales	$347,642	$283,668
Cost of sales	185,360	154,002
Gross profit	162,282	129,666
Research and development and engineering expense	14,591	13,382
Selling expense	30,823	28,527
General and administrative expense	48,565	38,471
Total operating expenses	93,979	80,380
Gain on disposal of assets	(80)	(64)
Income from operations	68,383	49,350
Interest expense, net and other	(1,778)	(2,533)
Income before taxes	66,605	46,817
Provision for income taxes	16,218	9,991
Net income	$50,387	$36,826
Earnings per common share:
Basic	$1.16	$0.84
Diluted	$1.16	$0.83
Weighted average shares outstanding:
Basic	43,379	44,099
Diluted	43,612	44,286
Cash dividend declared per common share	$0.23	$0.23
Other data:
Depreciation and amortization	$11,225	$9,734
Pre-tax equity-based compensation expense	$6,542	$277

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Consolidated Condensed Balance Sheets
(In thousands)

	March 31,		December 31,
(Amounts in thousands)	2021	2020	2020
Cash and cash equivalents	$257,428	$301,741	$274,639
Trade accounts receivable, net	227,201	168,736	165,128
Inventories	296,640	255,720	283,742
Other current assets	37,732	25,786	29,630
Total current assets	819,001	751,983	753,139
Property, plant and equipment, net	255,684	246,941	255,184
Operating lease right-of-use assets	44,236	33,725	45,792
Goodwill	133,477	131,599	135,844
Other noncurrent assets	42,329	34,000	42,610
Total assets	$1,294,727	$1,198,248	$1,232,569
Trade accounts payable	$66,236	$44,505	$48,271
Accrued liabilities and other current liabilities	158,578	118,346	145,790
Total current liabilities	224,814	162,851	194,061
Operating lease liabilities, net of current portion	35,810	26,084	37,199
Long-term debt, net of current portion	—	150,000	—
Deferred income tax and other long-term liabilities	19,594	17,719	20,366
Stockholders' equity	1,014,509	841,594	980,943
Total liabilities and stockholders' equity	$1,294,727	$1,198,248	$1,232,569

Simpson Manufacturing Co., Inc. and Subsidiaries
UNAUDITED Segment and Product Group Information
(In thousands)

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2021	2020	change*
Net Sales by Reporting Segment
North America	$300,564	$249,050	20.7%
Percentage of total net sales	86.5%	87.8%
Europe	44,296	32,732	35.3%
Percentage of total net sales	12.7%	11.5%
Asia/Pacific	2,782	1,886	47.5%
	$347,642	$283,668	22.6%
Net Sales by Product Group**
Wood Construction	$301,578	$242,520	24.4%
Percentage of total net sales	86.7%	85.5%
Concrete Construction	45,523	41,012	11.0%
Percentage of total net sales	13.1%	14.5%
Other	541	136	N/M
	$347,642	$283,668	100.0%
Gross Profit (Loss) by Reporting Segment
North America	$145,830	$118,795	22.8%
North America gross margin	48.5%	47.7%
Europe	15,250	10,701	42.5%
Europe gross margin	34.4%	32.7%
Asia/Pacific	1,244	167	N/M
Administrative and all other	(42)	3	N/M
	$162,282	$129,666	25.2%
Income (Loss) from Operations
North America	$69,410	$53,561	29.6%
North America operating margin	23.1%	21.5%
Europe	2,291	(1,670)	(237.2)%
Europe operating margin	5.2%	(5.1)%
Asia/Pacific	425	(604)	N/M
Administrative and all other	(3,743)	(1,937)	N/M
	$68,383	$49,350	38.6%

*	Unfavorable percentage changes are presented in parentheses, if any.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

CONTACT:
Addo Investor Relations
investor.relations@strongtie.com
(310) 829-5400